EXHIBIT 8.01

[Letterhead of O’Melveny & Myers LLP]

August 22, 2003

Southwest Gas Corporation

5241 Spring Mountain Road

Las Vegas, Nevada 89150

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Southwest Gas Corporation, a California corporation (the “Company”), and Southwest Gas Capital II (the “Trust”) in connection with the preparation of the Registration Statement (“Registration Statement”) on Form S-3 (File Nos. 333-106419, 333-106419-01, 333-106419-02 and 333-106419-03), as amended by Amendment No. 1 and Amendment No. 2, of the Company, the Trust, Southwest Gas Capital III and Southwest Gas Capital IV, filed with the Securities and Exchange Commission on June 24, 2003, July 22, 2003 and August 7, 2003, respectively, and the Prospectus dated August 12, 2003 (the “Prospectus”) and the Prospectus Supplement dated August 20, 2003 (the “Prospectus Supplement”) in connection with the registration of the 7.70% Preferred Trust Securities (Liquidation Amount $25 per Preferred Trust Security) of the Trust (the “Preferred Trust Securities”), the 7.70% Junior Subordinated Debentures due 2043 of the Company and the guarantee of the Preferred Trust Securities .

In our capacity as such counsel, we have examined originals or copies of the Registration Statement, the Prospectus, the Prospectus Supplement and the Amended and Restated Trust Agreement for Southwest Gas Capital II, dated as of August 25, 2003, among (i) the Company, (ii) BNY Midwest Trust Company, a trust company organized under the laws of the State of Illinois, as trustee, (iii) The Bank of New York (Delaware), a state bank chartered under the laws of the State of Delaware, as Delaware trustee and (iv) the several Holders, as defined therein, and those corporate and other records and documents we considered appropriate.

We hereby confirm that, although the discussion set forth under the heading “U.S. Federal Income Tax Consequences” in the Prospectus Supplement does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Trust Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Trust Securities, based on current law. It is possible, however, that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

The opinions contained herein are rendered only as of the date hereof. We undertake no obligation to update this letter or the opinions contained herein or to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the incorporation by reference of this opinion into the Prospectus and Prospectus Supplement constituting part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement constituting part of the Registration Statement.

Respectfully submitted,

/s/    O’Melveny & Myers LLP